NX Petroleum and UnionTown Energy Provide Update on New Miami Prospect With Initial Oil Flow Data

VANCOUVER, BC -- (Marketwire - July 16, 2012) - NX Petroleum Inc. and UnionTown Energy Inc. (PINKSHEETS: UTOG) are pleased to provide an update on the New Miami Prospect with oil being produced from its first and second wells.

New Miami

Readers are cautioned that the following numbers are subject to change.

A completion report was filed with the Montana Board of Oil and Gas Conservation in Billings, MT for New Miami Well Number 42-20 with a date completed as May 16, 2012. At that time, the well was pumping 30 barrels of oil per day on the old pump, which encountered difficulties due to the water saturation and frothing.

Significant geological and technical information was obtained from the drilling of New Miami Well Number 41-20 (New Miami One) and was applied to New Miami Well Number 21-21 (New Miami Two) allowing us to predict certain parameters much better and lead to a better execution of the drilling operations with being able to hit the pay zone in a much cleaner fashion.

As a result, we were able to terminate the drilling right before entering the water zone of the leg, resulting in very little water on New Miami Two. We produced on the first day after swabbing (June 18th) the equivalent of 450 barrels (based on an hourly rate) of oil per day. The range of oil production now during this very productive testing phase is from the equivalent of 120 to 450 bbl/day based on a 24 hour production rate. Each morning the water rate is about 50% with the oil cut rate moving to 80% to 90% by mid afternoon. The drilling is only being done about 8 to 12 hours a day as the pressure needed to pump the oil needs to build up daily.

The company continues to test the methods and we will be monitoring the results very closely over the next 60 days to determine if acidizing is required or not to increase the viscosity at New Miami Two. In the future we may choose to lower the pump, and we are also working with Halliburton and other suppliers to provide better pumping solutions moving forward.

New Miami One is still going through testing, and we are waiting on a new pump design to help with some of the water and frothing issues. We are also determining whether or not we will have to acidize that well.

It should be noted that we are the first company in the area to drill in this formation, and the first to be using this method of pumping. Oil drilling is not an exact science, but as we move forward, the results of our efforts and knowledge gained should make future drilling easier and quicker.

Well Number Thee of the planned ten spot drilling program 3 has been surveyed and permitted for drilling; however, the Company awaits completion of Well Numbers One and Two prior to commencing this process as it requires the man-power and funds to stay focused on completion and production on the currently drilled holes.

Patrick Smyth, CEO of UnionTown Energy Inc., commented, "For the next sixty days or so, we will be monitoring the rates of flow very closely and making some key decisions on whether or not to proceed with acidizing. We learn more about the formation and pay zones, which should make the future drilling more accurate. There is no manual for drilling for what we have undertaken at our New Miami Prospect; however, our team and our contractors have proven themselves to be excellent in the field."

Please not that The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. For this reason, the Company is unable to yet provide accurate reserves on the New Miami Prospect. However, after approximately 60 to 90 days of consistent pumping, it should be able to provide an accurate number of barrels of oil in each of its wells. Additional information may be found at the following web site: http://tinyurl.com/cjrx9t6

Reporting information

UnionTown Energy, which owns 48% of the shares of NX Petroleum Corporation and a 10% working interest in the New Miami Property, has begun the steps to become a fully reporting entity and recognizes that its shareholders have been requesting more information and will be increasing its communications to shareholders starting this week with periodic newsletters. The first one detailing plans to move forward on the listing may be found at http://www.uniontownenergy.com/documents/newsletter.html

NX Petroleum Corporation is an Independent Oil & Gas Company whose focus is the acquisition, development and production of oil and natural gas properties. The Company owns four leasehold properties in Montana and Wyoming totaling over 45,000 acres with a combined EUR (estimated ultimate recovery) reserve currently exceeding 132.8 million barrels of oil equivalent. UnionTown Energy Inc. (PINKSHEETS: UTOG) owns 48% of the shares of NX Petroleum Corporation and a 10% working interest in the New Miami Property.

Safe Harbor

The information in this release includes forward-looking statements. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions. These forward-looking statements involve known and unknown risks as well as uncertainties, including those discussed in the following cautionary statements and elsewhere in this release. Although the Company believes that its expectations are based on reasonable assumptions, the actual results that the Company may achieve may differ materially from any forward-looking statements, which reflect the opinions of the management of the Company only as of the date hereof. These forward-looking statements, specifically statements relating to expectations regarding commercial viability or production from its properties may well involve risks and uncertainties that include, among others, fluctuations in natural gas and crude oil prices; the timely receipt of necessary permits and approvals; market demand for, and/or available supplies of, energy-related products and services; unanticipated project delays, risks related to competition, management of growth, new products, services and technologies, potential fluctuations in operating results, international expansion, commercial agreements, acquisitions and strategic transactions, government regulation and taxation. You should carefully review the information disclosed within the section entitled "Risk Factors" contained in the Company's Report on Form 10Q/A filed on September 23, 2011, as well as the information contained in this release, when assessing the Company and its business. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts
Patrick Smyth
info@uniontownenergy.com